EXHIBIT 99.1




                    FOR IMMEDIATE RELEASE


                                                For more information, contact:
                                                                  Sharmila Rao
                                      Vice President, Corporate Communications
                                                                  937.291.8282
                                                      sharmila.rao@mcsinet.com


MCSi, Inc. Announces Appointment Of Gordon Strickland as CEO

DAYTON, OHIO - March 12, 2003 - MCSi, Inc. (Nasdaq: MCSI) announced today that D. Gordon Strickland has been named
President and Chief Executive Officer of the Company.  Mr.
Strickland had been named to the Company's Board of Directors last week. Michael E. Peppel, the Company's previous President and Chief Executive Officer, has resigned to pursue other opportunities. Mr. Peppel has also resigned from his position as a director of the Company.

Mr. Strickland, a graduate of the Wharton School of Business, served as the president and chief executive officer of Kerr Group, Inc. and is the chairman of Medical Resources, Inc. Mr. Strickland has also served as President & CEO of Capitol Wire, Inc. and Managing Director of Wm Sword & Co.

Timothy Chrisman, the Company's Chairman of the Board, stated:
"We are pleased to have Gordon take on this new responsibility as our President and CEO. We believe that the appointment of a seasoned executive such as Gordon will strengthen our leadership as the Company works through the issues confronting it."

Mr. Chrisman continued: "Mike has agreed to assist us to help ensure an orderly transition to our new management. We wish him well in his future endeavors."

About MCSi

MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge audio-visual systems, broadcast media and networking technology, combined with design-build and engineering expertise, networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and has contributed to the dramatic growth of the Company.

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MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic and strong relationships maintained with manufacturers and technology leaders. With the largest selection of audio-visual/presentation, broadcast, and networking products and the legacy of technical support and field service in locations across the U.S.A. and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform. Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, factors relative to its concentration on the audio-visual systems integration industry, actions of competitors, MCSi's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, pending investigations and/or litigation, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risk relating to its international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended September 30, 2002.

                           -END-





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